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                                                                   EXHIBIT 10.81

                         FY2001 Aspect Incentive Plan

Summary

The Aspect Incentive Plan (AIP) is a formula-driven, performance-based incentive plan the performance goals of which for a particular fiscal year are reviewed and approved by the Compensation Committee prior to the start of each fiscal year. Aspect established the AIP beginning in January 2000 for all eligible employees to create one company-wide plan to:

   . Provide a common framework for managing and rewarding performance across the organization,

   . Clearly establish and communicate the goals and objectives for the Company and each participating employee,

   . Motivate and reward performance supporting Aspect's critical business goals,

   . Link rewards with individual performance, and

   . Provide upside opportunity along with downside risk

The funding for the AIP is determined by the Company's performance against a set of performance goals and measurements as determined by the Compensation Committee. In FY 2001, these goals and measurements include revenue growth and pro forma earnings. The Compensation Committee may also include other metrics as deemed appropriate, including, but not limited to, total shareholder return, stock price, value-added measures, asset turnover, return on investment, earnings per share, customer satisfaction, internal operational criteria and management objectives.

Achievement of the goals is substantially uncertain at the time the goals are established and the Compensation Committee certifies the attainment of the goals before any payment is made. The formula specifies the maximum annual payout for any one employee and precludes the Compensation Committee from increasing any amount once determined by the performance against the Company and personal performance.

Eligibility
All employees are eligible to participate in the AIP, up through and including all 16b elected officers. Excluded from the plan are direct sales, pre-sales and non-executive sales management employees. Customer Service employees are AIP eligible under a special carve-out plan formula in 2001.

Performance Period
Goals are set annually but they are calibrated, measured and paid quarterly, subject to Compensation Committee certification that the applicable goals have been met.

Levels/Types of Goals
Two types or levels of measures are used: Corporate and Individual. The annual corporate goals are used to establish the individual goals. Results of goals are measured and incentive payments are paid quarterly based on these results.
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Corporate:  In fy2001, the Compensation Committee has determined Revenue and
Pro-forma Earnings to be the appropriate measures. The Compensation Committee will review and approve the Corporate Goals set at the beginning of the measurement period. Company performance against these goals will be determined at the end of the measurement period and can range from 0% to 200% against these pre-established goals.

Individuals: Company managers will evaluate individuals on how they performed at the end of the measurement period compared to the goals that were established with their respective management at the beginning of the measurement period. Individual's performance against these pre-established goals can range from 0% to 150%.

AIP Payment Amounts
The AIP payment amounts for all eligible employees for Fiscal Year 2001 will be calculated by using the following formula : E x T x CP x IP = BA

E = Quarterly earnings of the employee
T = Target AIP% which is based on grade level
CP = Company Performance
IP = Individual Performance percentage
BA = Bonus Amount

Note: While this formula will generally be followed, Aspect's Compensation Committee reserves the right to reduce, but not increase actual payout based on their subjective, but not arbitrary, determination of an employee's contribution during the quarter.

Example of AIP Payment
E = $20,000
T = 8%
CP = 110%
IP = 100%
BA = $1,760

($20,000)  x  (8%)  x  (110%)  x  (100%)  =  $1,760

AIP Payment Maximum and Minimum
The maximum AIP payment an individual can receive is 300% of his or her target. For example, if an employee's target is 8% of their quarterly earnings, then the maximum (s)he could receive is 24% of quarterly earnings. The annual maximum payout for any one employee is $5,000,000. The minimum payout can be zero.

Terms and Conditions
  1. An Individual must be employed at the time the award is paid to receive it.
  2. Generally, the AIP payment will be paid within 45 to 60 days from the quarter's end.
  3. All required payroll withholdings would be deducted from the gross bonus amount.
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  4.  Employees on a performance improvement plan are not eligible to receive an
      AIP payment until their performance is satisfactory or better.
  5. Aspect management can recommend to the Compensation Committee that the plan be changed or cancelled at any time or for any reason at their sole discretion.
  6. Eligibility in the plan does not constitute a contract of employment with Aspect; employees are still employed `at will.'
  7. The President & CEO and the Sr. VP of Human Resources will decide any issues with the administration of the plan, exclusive of pool funding decisions; and their decisions will be final and binding.

Executive Compensation
The Board of Directors revised the Aspect Incentive Plan in January 2001. The AIP was also designed to meet the exclusion requirements of Section 162(m) of the Code as described below.

The 1993 Omnibus Budget Reconciliation Act (OBRA) established a $1,000,000 ceiling for deductions for compensation paid to any of the five most highly compensated executive officers identified in the Company's proxy statement (although performance related compensation as defined by COBRA in excess of $1,000,000 will remain deductible). Because none of the cash compensation figures for the five most highly compensated executive officers identified in the Company's proxy statement exceeded the limitation in 2000, there has been no requirement on the part of the Company to use any of the available exemptions from the deduction limit.

However, cash compensation levels for the highest paid executives are beginning to approach the threshold of this limitation. The Compensation Committee took steps to ensure that performance-related compensation continues to be deductible by the Company.